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ISLAND PACIFIC


            ISLAND PACIFIC ANNOUNCES A FURTHER DELAY IN THE FILING OF
  ITS FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2005 AND UPDATED ESTIMATED
         OPERATING RESULTS FOR THE YEAR AND QUARTER ENDED MARCH 31, 2005


Irvine, California - July 29, 2005- Island Pacific Inc. (AMEX:IPI) announced today that, it is not yet in a position to file its Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (the "2005 Form 10-K").

The company is in the process of finalizing its internal review of certain items related to revenue recognition. It is anticipated that the review will be finalized over the next two weeks and thereafter that the audit for the year ended March 31, 2005 and the filing of the Form 10-K will be completed towards the beginning of September.

The Company further provided guidance on its estimated unaudited operating results for the fiscal quarter ended March 31, 2005. The company currently estimates that, for the quarter ended March 31, 2005 revenues from continuing operations will be approximately $6.5 million, an increase of 38% compared to $4.7 million reported in the same period of the prior fiscal year. The quarter ended March 31, 2005 included approximately $3.2 million from Retail Pro. The company currently estimates that, for the quarter ended March 31, 2005 net losses available to common stockholders will be approximately $4.9 million, or ($0.08) per share versus $4.5 million, or ($0.09) per share in the same period of the prior fiscal year.

The company currently estimates that, for the year ended March 31, 2005 revenues from continuing operations will be approximately $25.5 million, an increase of 43% compared to $17.8 million (restated) reported in the same period of the prior fiscal year. The estimated revenues for the year ended March 31, 2005 include approximately $9.4 million and $4.0 million of revenues from Retail Pro and Synaro, respectively. The company currently estimates that, for the year ended March 31, 2005 net losses available to common stockholders will be approximately $17.8 million, or ($0.28) per share versus $9.9 million or ($0.24) per share in the same period of the prior fiscal year.

Commenting on the current situation, Barry Schechter, recently appointed Chief Executive of Island Pacific stated "The unaudited, estimated results for the year ended March 31, 2005 are more than disappointing. Over the last six weeks the company has implemented major internal changes in an effort to return to positive operational cash flow and profitability. To date significant cost cutting programs have been implemented and the company is on track in meeting its goals in terms of the business plan defined on my return to the company."

With respect to revenue recognition issues, Mr. Schechter added "While this has been costly and time consuming, resulting in the company not being able to timely file its Form 10-K, the company will emerge with sound internal systems of control and accurate reporting. The company is working diligently to complete the investigation and is cooperating with the SEC in its investigation, as announced in the 8-K issued on July 29, 2005."

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ABOUT ISLAND PACIFIC


Island Pacific is a global leader in retail merchandising, store operations, CRM, and multi-channel software solutions. For more than 25 years, Island Pacific has developed a reputation for delivering high-quality, high-value, high-reliability software to the retail industry.

As a result, Island Pacific is a definitive resource for scalable, flexible and affordable solutions for retailers around the world. Incorporating the recently acquired Retail Technologies International (RTI) and Page Digital, Island Pacific serves over 9,000 retail clients in more than 70 countries. Represented in more than 55,000 stores worldwide and available in 15 languages, the company's technology manages billions of transactions annually under the brand names of Island Pacific Merchandising System(TM) (IPMS), Retail Pro (R), Synaro(R), and Gladiator, and is widely regarded as the thought leader in multi-channel retailing.

The company is headquartered in Irvine, California, and has offices in the United States and the United Kingdom, and is represented by business partners in over 30 countries. For more information, please visit www.islandpacific.com and www.retailpro.com.

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the Company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-KA for the fiscal year ended March 31, 2004 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. IPI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

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MEDIA RELATIONS CONTACT:                     OUTSIDE INVESTOR RELATIONS CONTACT:
DANNY ZEIBERT                                RON BOTH
Island Pacific, Inc.                         Liolios Group
+1.916.605.7200                              + 1.949.574.3860

                          INVESTOR RELATIONS CONTACT:
                                  TRICIA SKODA
                              Island Pacific, Inc.
                                +1. 949.399.3816